EXHIBIT 99.1

For immediate release

Nexen Appoints New Chief Financial Officer

Calgary, Alberta, November 19, 2008 – Nexen Inc. is pleased to announce the appointment of Kevin Reinhart as Senior Vice President and Chief Financial Officer effective January 1, 2009. Kevin will succeed Marvin Romanow, who will become President and Chief Executive Officer, following the retirement of Charlie Fischer at the end of this year.

Since joining Nexen in 1994, Kevin has held the roles of Controller, Treasurer and most recently, Senior Vice President, Corporate Planning and Business Development. In these roles, Kevin has made a significant contribution to the development of Nexen’s corporate strategies, capital investment programs, reserves and exploration processes, and acquisition and disposition activities. He has also been instrumental in building our strong financial position and in providing risk management oversight.

Kevin is a Chartered Accountant with a Bachelor of Commerce Degree from Saint Mary’s University in Halifax. Prior to joining Nexen, he held senior management positions with a large public accounting firm.

“I would like to congratulate Kevin on his appointment. He has played a key role in developing and implementing our corporate strategies, is highly regarded in the financial community and is well qualified for his new role,” said Romanow.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We believe we are uniquely positioned for growth in the North Sea, Western Canada (including the Athabasca oil sands of Alberta and unconventional gas resource plays such as coalbed methane and shale gas), deep-water Gulf of Mexico, offshore West Africa and the Middle East. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity, governance and environmental protection.

For further information, please contact:

Michael J. Harris, CA

Vice President, Investor Relations

(403) 699-4688

Lavonne Zdunich, CA

Analyst, Investor Relations

(403) 699-5821

801 – 7th Ave SW

Calgary, Alberta, Canada T2P 3P7

www.nexeninc.com

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) or “forward-looking information” (within the meaning of applicable Canadian securities legislation). No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Nexen’s 2007 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission.

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